ATLANTIC CAPITAL BANCSHARES, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
On April 5, 2019, Atlantic Capital Bancshares, Inc. (the “Company”) completed the previously announced Branch Sale (as defined in Item 2.01 of this Current Report on Form 8-K) pursuant to a Purchase and Assumption Agreement (the “Purchase Agreement”), dated November 14, 2018, by and between the Company’s wholly-owned subsidiary, Atlantic Capital Bank, N.A. (the “Bank”) and FirstBank. In connection with the Branch Sale, FirstBank purchased approximately $385 million in loans and assumed approximately $598 million in deposits, and the Bank made a payment to FirstBank of approximately $166 million pursuant to the terms of the Purchase Agreement, all of which are subject to customary post-closing adjustments.
The unaudited pro forma consolidated balance sheet as of December 31, 2018 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018 are presented as if the Branch Sale had occurred on December 31, 2018. The pro forma adjustments are based on currently available information, estimates and assumptions that the Company believes are reasonable in order to reflect, on a pro forma basis, the impact of the Branch Sale on the Company's historical financial information. The unaudited pro forma financial information is for informational purposes only, is not intended to represent or be indicative of what the Company's results of operations or financial position would have been had the Branch Sale occurred on the dates indicated, and should not be considered representative of the Company's future results or financial position. The unaudited pro forma financial information should be read together with, and should not be considered a substitute for, the Company’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2018, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”). The actual future financial position or results of operations of the Company many differ materially from the unaudited pro forma financial information due to a number of factors described in “Risk Factors” under Item 1A of Part 1 of the Company's Annual Report and “Forward-Looking Statements” under Item 1 of Part 1 of the Company's Annual Report and other factors.

Atlantic Capital Bancshares, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2018

(in thousands, except share data)	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Cash and due from banks	$42,895	$(4,234)	(a)	$38,661
Interest-bearing deposits in banks	216,040	—		216,040
Other short-term investments	9,457	—		9,457
Cash and cash equivalents	268,392	(4,234)		264,158
Securities available-for-sale	402,486			402,486
Other investments	29,236	—		29,236
Loans held for sale	5,889	—		5,889
Loans held for sale - discontinued operations	373,030	(373,030)	(a)	—
Loans held for investment	1,728,073	—		1,728,073
Less: allowance for loan losses	(17,851)	—		(17,851)
Loans held for investment, net	1,710,222	—		1,710,222
Premises held for sale - discontinued operations	7,722	(7,722)	(a)	—
Premises and equipment, net	9,779	—		9,779
Bank owned life insurance	65,149	—		65,149
Goodwill - discontinued operations	4,555	(4,555)	(a)	—
Goodwill and intangible assets, net	21,523	(1,405)	(a)	20,118
Other real estate owned	874	—		874
Other assets	56,583	—		56,583
Total assets	$2,955,440	$(390,946)		$2,564,494

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing demand	$602,252	$—		$602,252
Interest-bearing checking	252,490	—		252,490
Savings	725	—		725
Money market	987,183	—		987,183
Time	10,623	—		10,623
Brokered deposits	99,241	—		99,241
Deposits to be assumed - discontinued operations	585,429	(585,429)	(a)	—
Total deposits	2,537,943	(585,429)		1,952,514
Securities sold under agreements to repurchase - discontinued operations	6,220	(6,220)	(a)	—
Federal Home Loan Bank borrowings	—	175,355	(a)	175,355
Long-term debt	49,704	—		49,704
Other liabilities	37,920	—		37,920
Total liabilities	2,631,787	(416,294)		2,215,493

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2018	—	—		—
Common stock, no par value; 100,000,000 shares authorized; 25,290,419 shares issued and outstanding as of December 31, 2018	291,771	—		291,771
Retained earnings	42,187	25,348	(a)	67,535
Accumulated other comprehensive (loss) income	(10,305)	—		(10,305)
Total shareholders’ equity	323,653	25,348		349,001
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,955,440	$(390,946)		$2,564,494

(a) Reflects the net purchase price cash outlay related to the sale of the Tennessee and northwest Georgia operations and mortgage business to FirstBank, derecognition of the related assets and liabilities held for sale, and gain on sale using a tax rate of 25%.

Atlantic Capital Bancshares, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2018

(in thousands except share and per share data)
	Historical	Pro Forma Adjustments		Pro Forma
INTEREST INCOME
Loans, including fees	$98,334	$(18,224)	(a)	$80,110
Investment securities available-for-sale	10,912	—		10,912
Interest and dividends on other interest‑earning assets	3,738	—		3,738
Total interest income	112,984	(18,224)		94,760

INTEREST EXPENSE
Interest on deposits	16,550	(4,044)	(a)	12,506
Interest on Federal Home Loan Bank advances	2,399	—		2,399
Interest on federal funds purchased and securities sold under
agreements to repurchase	344	(40)	(a)	304
Interest on long-term debt	3,304	—		3,304
Total interest expense	22,597	(4,084)		18,513

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	90,387	(14,140)		76,247
Provision for loan losses	(1,151)	3,097	(a)	1,946
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	91,538	(17,237)		74,301

NONINTEREST INCOME
Service charges	5,137	(1,922)	(a)	3,215
Gains (losses) on sale of securities	(1,855)	—		(1,855)
Gains (losses) on sale of other assets	(154)	—		(154)
Mortgage income	1,302	(1,302)	(a)	—
Trust income	1,025	—		1,025
Derivatives income	308	—		308
Bank owned life insurance	1,506	—		1,506
SBA lending activities	3,606	—		3,606
Gain on sale of trust company	1,681	—		1,681
Other noninterest income	838	(123)	(a)	715
Total noninterest income	13,394	(3,347)		10,047

NONINTEREST EXPENSE
Salaries and employee benefits	43,480	(11,714)	(a)	31,766
Occupancy	4,988	(2,016)	(a)	2,972
Equipment and software	3,596	(779)	(a)	2,817
Professional services	3,511	—		3,511
Postage, printing and supplies	166	—		166
Communications and data processing	4,205	(1,529)	(a)	2,676
Marketing and business development	710	—		710
FDIC premiums	562	—		562
Merger and conversion costs	—	—		—
Amortization of intangibles	1,229	(1,229)	(a)	—
Other noninterest expense	7,485	(2,674)	(a)	4,811
Total noninterest expense	69,932	(19,941)		49,991

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	35,000	(643)		34,357
Provision for income taxes	6,468	(161)	(b)	6,307
NET INCOME FROM CONTINUING OPERATIONS	$28,532	$(482)		$28,050

Net income per common share - basic	$1.10	$(0.02)		$1.08
Net income per common share - diluted	$1.09	$(0.02)		$1.07

Weighted average shares - basic	25,947,038			25,947,038
Weighted average shares - diluted	26,111,755			26,111,755

(a) Eliminates the historical revenue and operating expenses of the divested Tennessee and northwest Georgia branches and mortgage business.
(b) Reflects the applicable income tax effects of the pro forma adjustments using a tax rate of 25%.